Exhibit 10.1

THE BANK OF NEW YORK MELLON CORPORATION

EXECUTIVE SEVERANCE PLAN

(AS AMENDED BY HRCC ON FEBRUARY 12, 2018)

1.    Purpose. The purpose of The Bank of New York Mellon Corporation Executive Severance Plan (the “Plan”) is to retain certain senior executives of the Corporation by reason of providing appropriate severance benefits and to ensure their continued dedication to their duties in connection with certain types of termination of employment after a Change in Control (as defined in Section 2(e) below).

2.    Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)    “Annual Incentive Award” means the annual incentive awarded to a Participant by the Corporation from time to time, including any cash and non-cash portions of such incentive, whether payable currently or on a deferred basis; provided, however, that any long-term component of an annual incentive award (other than time-vested restricted stock or restricted stock units) shall not be deemed to be annual incentives for purposes of this definition.

(b)    “Base Salary” means the Participant’s annual rate of base salary for the year in which the Participant’s Date of Termination occurs (or, if greater, for the year before the year of termination).

(c)    “Board” means the Board of Directors of the Corporation and, after a Change in Control, the “board of directors” of the Parent Corporation or Surviving Corporation, as the case may be, as defined for purposes of Section 2(e).

(d)    “Cause” means any of the following with respect to a Participant:

(i)    The Participant’s continued failure, in a material way, to perform his or her responsibilities to the Corporation or a Subsidiary, after demand for substantial performance has been given by the Board, any officer of the Corporation to whom the Participant reports or any higher level officer that specifically identifies how the Participant has not substantially performed his or her responsibilities; provided, however, that following a Change in Control, in order to terminate a Participant’s employment under this Section 2(d)(i), such failure must be determined to be willful. A Participant’s failure to perform under this
Section 2(d)(i) does not, however, include failure resulting from the Participant’s incapacity due to mental or physical illness or injury or from any permitted leave required by law or any failure after the Participant gives notice of termination for Good Reason or the Corporation gives notice of termination other than for Cause or Disability.

(ii)    The Participant’s violation of the Code of Conduct and Interpretative Guidance of the Corporation or any rule or regulation governing the conduct of the Corporation’s business or the Participant’s employment with the Corporation.

(iii)    The Participant’s conviction of, or plea of guilty or nolo contendere to, a crime (other than a minor traffic offense).

(iv)    The Participant being subject to the prohibitions of Section 19(a)(1) of the Federal Deposit Insurance Act or any similar statute, rule or regulation.

(v)    The Participant’s fraud or material dishonesty in connection with the business of the Corporation or any of its Subsidiaries, including but not limited to, the Participant taking actions or failing to take actions in a manner intending to result in personal gain at the expense of the Corporation or any of its Subsidiaries.

(vi)    The Participant’s breach of his or her fiduciary duties to the Corporation or any of its Subsidiaries.

For this definition, no act or omission by a Participant will be “willful” unless it is made by the Participant in bad faith or without a reasonable belief that such act or omission was in the best interests of the Corporation and its Subsidiaries and any act or omission by a Participant based on authority given pursuant to a resolution duly adopted by the Board or the HRCC, on the advice of counsel for the Corporation or on the instruction of any officer of the Corporation to whom the Participant reports or any higher level officer will be deemed made in good faith and in the best interests of the Corporation.

(e)    “Change in Control” means the occurrence of any one of the following events:

(i)    During any period of not more than two (2) years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of July 1, 2007 and (B) any individual who becomes a director subsequent to the date hereof whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board after the date hereof as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation;

(ii)    There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Corporation’s then-outstanding securities in respect of the election of the Board (the “Voting Securities”), other than (A) the Corporation, any Subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Corporation or any Subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined in Section 2(e)(iii)); or (D) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of a transaction in which Voting Securities are acquired from the Corporation, if the transaction is approved by a majority of the Incumbent Directors in a resolution that expressly states that the transaction is not a Change in Control under this Section 2(e); or

(iii)    Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Corporation (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Corporation’s consolidated assets (a “Sale”) other than an Excluded Transaction. A Reorganization or Sale is an “Excluded Transaction” if immediately following it: (A) 50% or more of the total voting power of the Surviving Corporation’s then-outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale; (B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Corporation in respect of the election of directors (or similar officials in the case of a non-corporation); and (C) a majority of the board of directors of the Surviving Corporation (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Corporation” means in a Reorganization, the entity resulting from the Reorganization or in a Sale, the entity that has acquired all or substantially all of the assets of the Corporation, except that, if there is a beneficial owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non-corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Corporation, then that beneficial owner will be the Surviving Corporation. (Any Reorganization or Sale which does not satisfy all of the criteria specified in (A), (B) and (C) shall be deemed a “Qualifying Transaction”).

(iv)    the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

(f)    “CIC Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)    “Corporation” means The Bank of New York Mellon Corporation.

(i)    “Date of Termination” means (i) the effective date on which the Participant’s employment by the Corporation terminates as specified in a prior written notice by the Corporation or the Participant, as the case may be, to the other, delivered pursuant to Section 8 or (ii) if the Participant’s employment by the Corporation terminates by reason of death, the date of death of the Participant.

(j)    “Disability” shall mean long-term disability under the terms of the Corporation’s long-term disability plan, as then in effect.

(k)    “Good Reason” means the occurrence, following a Change in Control, of one or more of the following circumstances, without the Participant’s prior written consent, and which circumstance(s) are not cured by the Corporation within thirty (30) days after receipt of a written notice from the Participant describing the circumstances that constitute Good Reason:

(i)    any material and adverse change in the Participant’s duties or responsibilities with the Corporation, except as required by law, rule or regulation;

(ii)    any (1) reduction in the Participant’s rate of annual base salary, or (2) material reduction in the Participant’s overall aggregate annual compensation opportunities (including base salary, annual and long-term target incentive compensation opportunities). With respect to clause (2) above, the Participant acknowledges that a reduction in annual or long-term target incentive compensation opportunities does not constitute Good Reason hereunder so long as the reduction has resulted merely from a pay mix change determined in accordance with applicable opportunity guidelines or consensus market data or law, rule or regulation;

(iii)    any requirement that the Participant be based at an office located outside of the country in which the Participant’s office is located immediately prior to the Change in Control;

(iv)    any other action or inaction by the Corporation (or a Successor) that constitutes a material breach of this Plan (including but not limited to the Corporation’s failure to obtain from any Surviving Corporation the assent to this Agreement contemplated by Section 7 hereof).

If the Participant does not provide written notice to the Corporation within forty-five (45) days after the initial existence of an event constituting Good Reason has occurred and terminate employment within ten (10) business days following the end of the thirty (30) day cure period (if the event constituting Good Reason has not been cured during that period), that event will no longer constitute Good Reason. For purposes of clause (i) of Section 2(k)(ii) above, an immaterial or inadvertent reduction in a Participant’s rate of annual base salary that is not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the Participant shall not constitute Good Reason. The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to mental or physical illness and the Participant’s continued employment through the above-mentioned forty-five (45) day notice or thirty (30) day cure periods shall not constitute consent to, or a waiver of rights with respect to, any other event or condition constituting Good Reason.

(l)    “HRCC” means the Human Resources and Compensation Committee of the Board.

(m)    “Investigation” means an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency.

(n)    “Participant” means each of the senior executives of the Corporation, who is selected by the HRCC in its sole discretion for coverage by this Plan.

(o)    “Pro-rata Annual Incentive Award” means (i) an Annual Incentive Award for the Corporation’s fiscal year in which the Participant’s Date of Termination occurs pursuant to the Participant’s annual incentive scorecard or other applicable metric as recommended by management and as determined by the HRCC after initially considering whether the Participant was actively employed for a sufficient portion of the year to warrant an Annual Incentive Award and the following factors, as applicable: (A) actual full year performance results for any corporate and business unit performance goals set forth in the Participant’s Annual Incentive Award scorecard for the year of termination, (B) the Participant’s individual modifier as set forth in such scorecard, determined as of the end of such fiscal year, provided that the individual modifier shall not exceed 100%, (C) any risk assessment adjustment based on the HRCC’s assessment of any risk factors set forth in such scorecard, and (D) any other performance goals, adjustments and assessments as set forth in the scorecard and any applicable Annual Incentive Award plan, multiplied by (ii) a fraction the numerator of which shall be the number of days the Participant was employed by the Corporation during the fiscal year in which the Date of Termination occurred and the denominator of which is 365.

(p)    “Qualifying Termination” means a termination of the Participant’s employment with the Corporation (i) by the Corporation other than for Cause or (ii) by the Participant for Good Reason after a Change in Control. Termination of the Participant’s employment on account of death, Disability, by the Corporation for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(q)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.

(r)    “Subsidiary” means any corporation or other entity in which the Corporation has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Corporation has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

(s)    “Target Annual Incentive Award” means a Participant’s target Annual Incentive Award for the year in which the Participant’s Date of Termination occurs (or, if greater, for the year before the year of termination); provided, however, that in the event no target Annual Incentive Award has been established for the Participant for either the year of termination or the year before the year of termination, “Target Annual Incentive Award” shall mean the average Annual Incentive Award paid to the Participant for the three most recent years before the year of termination.

3.    Payments Upon Termination of Employment.

(a)    Non-Change in Control Qualifying Termination. If during a period of time which is not a CIC Termination Period under the Plan, the employment of the Participant is terminated by the Corporation other than for Cause, then, subject to the Participant’s execution of a Separation Agreement and Release substantially in the form attached to this Plan as Exhibit A (the “Separation Agreement and Release”), which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following the Date of Termination, the Corporation shall provide to the Participant:

(i)    a cash payment equal to the Participant’s Base Salary; and

(ii)    a Pro-rata Annual Incentive Award (including cash and non-cash portions thereof, as applicable) for the Corporation’s fiscal year in which the Participant’s Date of Termination occurs; any such cash and non-cash portions of the Pro-rata Annual Incentive Award shall be paid or awarded and shall become payable, in each case, at the same time(s) as annual incentives for the fiscal year in which the Participant’s Date of Termination occurs are paid or awarded and become payable to other similarly situated executives of the Corporation; provided, however, that the HRCC may determine the form(s) of such Pro-rata Annual Incentive in its discretion, and provided, further, that any portion of such Pro-rata Annual Incentive Award that is intended to be exempt from Section 409A as a “short-term deferral” (within the meaning of Section 409A) shall be paid no later than March 15th of the year following the year during which the Date of Termination occurred; and

(iii)    for one year after Participant’s Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to participate in the Corporation’s group health plans in which the Participant participates immediately prior to his or her Date of Termination at the same rate as paid by similarly situated employees from time to time, provided that the Participant timely elects continuation coverage under Section 4980B(f) of the Code; and provided, further, that to the extent that such health plan does not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, the Corporation shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation; and

(iv)    for a period of one (1) year following the Participant’s Date of Termination, the Corporation shall make certain executive-level outplacement services available to the Participant, as provided by the outplacement providers with whom the Corporation has a relationship at the time of Participant’s Date of Termination; and

The cash payment specified in paragraph (i) of this Section 3(a) shall be paid in equal installments in accordance with the Corporation’s regular payroll practice over the twelve (12) month period following the Participant’s Date of Termination, with such payments commencing on the Corporation payroll date immediately following the sixty-fifth (65th) day following the Date of Termination. Notwithstanding the foregoing, in the event that a majority of the Incumbent Directors approves the resolution described in
Section 2(e)(ii)(D) above that expressly states that a transaction is not a Change in Control under Section 2(e), but such transaction qualifies as a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i), then the payment due under paragraph (i) of this Section 3(a), to the extent it shall become payable, shall be paid in a lump sum and shall be paid at the time set forth in the first sentence of the flush paragraph of Section 3(b) below.

(b)    Post-Change in Control Qualifying Termination. If, during the CIC Termination Period, the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release substantially in the form attached to this Plan as Exhibit A, which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following the Date of Termination, the Corporation shall provide to the Participant:

(i)    a lump sum cash payment equal to the result of multiplying (A) the sum of (x) the Participant’s Base Salary, plus (y) the Participant’s Target Annual Incentive Award by (B) 2.00; and

(ii)    a cash payment equal to the Participant’s Target Annual Incentive Award for the fiscal year in which the Participant’s Date of Termination occurs, multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Corporation during the fiscal year in which the Date of Termination occurred and the denominator of which is 365; and

(iii)    for two (2) years after Participant’s Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to participate in the Corporation’s group health plans in which the Participant participates immediately prior to his or her Date of Termination at the same rate as paid by similarly situated employees from time to time, provided that the Participant timely elects continuation coverage under Section 4980B(f) of the Code; and provided, further, that to the extent that such health plan does not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, the Corporation shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation; and

(iv)    for a period of one (1) year following the Participant’s Date of Termination, the Corporation shall make certain executive-level outplacement services available to the Participant, as provided by the outplacement providers with whom the Corporation has a relationship at the time of Participant’s Date of Termination.

The cash payments specified in paragraphs (i) and (ii) of this Section 3(b) shall be paid on the sixty-fifth (65th) day (or the next following business day if the sixty-fifth (65th) day is not a business day) following the Date of Termination. Notwithstanding the foregoing, in the event that the Change in Control does not qualify as a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i), then the payments due under paragraphs (i) and (ii) of this Section 3(b) shall be paid at the time and in the form as set forth in the flush paragraph of Section 3(a) above.

(c)    Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the HRCC is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

4.    Withholding Taxes. The Corporation shall withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Corporation is required to withhold therefrom.

5.    Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Corporation or involving the failure or refusal of the Corporation to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute; provided, however, that, with respect to any contest or dispute arising after a Change in Control, in the event the Participant substantially prevails with respect to such contest or dispute, the Corporation shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses incurred by the Participant in connection with such contest or dispute, which reimbursement shall be made within thirty (30) days after the date the Corporation receives the Participant’s statement for such fees and expenses.

6.    Scope of Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Corporation or its Subsidiaries.

7.    Successors; Binding Agreement.

(a)    This Plan shall not be terminated by any Reorganization or Sale. In the event of any Reorganization or Sale, the provisions of this Plan shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Corporation hereunder.

(b)    The Corporation agrees that in connection with any Reorganization or Sale it will cause any successor entity to the Corporation unconditionally to assume all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effectiveness of any such Reorganization or Sale that constitutes a Change in Control, shall be a breach of this Plan and shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Corporation in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Reorganization or Sale becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by a Participant.

(c)    The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

8.    Notice. (a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Corporation’s personnel files.

If to the Corporation:

The Bank of New York Mellon Corporation

Attention: General Counsel

225 Liberty Street

New York, NY, 10286

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)    A written notice of the Participant’s Date of Termination by the Corporation or the Participant, as the case may be, to the other, shall indicate the specific termination provision in this Plan relied upon. The failure by the Participant or the Corporation to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Corporation hereunder or preclude the Participant or the Corporation from asserting such fact or circumstance in enforcing the Participant’s or the Corporation’s rights hereunder.

9.    Full Settlement; Resolution of Disputes and Costs.

(a)    In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in the Separation Agreement and Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)    Any dispute or controversy arising under or in connection with this Plan, or its exhibits shall be settled exclusively by arbitration in New York by three arbitrators in accordance with the applicable arbitration rules of the American Arbitration Association (“AAA”) then in effect; provided, however, that the Corporation may seek injunctive relief in aid of arbitration in any court of competent jurisdiction, with respect to Participant’s obligations pursuant to Paragraph 20. One arbitrator shall be selected by the Corporation, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding anything in this Plan to the contrary, any arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Corporation, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination that occurs after a Change in Control, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.

10.    Employment with Subsidiaries. Employment with the Corporation for purposes of this Plan shall include employment with any Subsidiary.

11.    Survival. The respective obligations and benefits afforded to the Corporation and the Participant as provided in Section 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 7(c), 9 and 20 shall survive the termination of this Plan.

12.    GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN (INCLUDING, WITHOUT LIMITATION, SECTION 20 HEREOF) SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

13.    Amendment and Termination. The HRCC may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that during a period commencing on a Change of Control and ending on the second anniversary of the Change of Control, Participants must be given at least twelve (12) months’ notice of amendments that are adverse to the interests of the Participants (except that termination of a Participant’s participation in the Plan may be made with three (3) months’ notice) or planned termination of the Plan and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change of Control shall give a Participant the right to enforce his or her rights pursuant to Section 15. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, the Plan may not be amended or terminated by the HRCC (or any successor committee thereto), any Participant’s participation hereunder may not be terminated, and the Policy (as defined below) may not be amended by the Board, in each case, in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.

14.    Interpretation and Administration. The Plan shall be administered by the HRCC (or any successor committee). The HRCC (or any successor committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the HRCC. Actions of the Board or the HRCC (or any successor committee) shall be taken by a majority vote of its members.

15.    Claims and Appeals. Participants may submit claims for benefits by giving notice to the Corporation pursuant to Section 8 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the HRCC in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the HRCC shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the HRCC, the Participant may: (i) request a review of the denial by the HRCC or, where review authority has been so delegated, by such other person or entity as may be designated by the HRCC for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the HRCC or its delegate that are relevant to the review. Any request for review must be made in writing and received by the HRCC or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The HRCC or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the HRCC or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 15 will be permitted at the sole discretion of the HRCC or its delegate. If the HRCC does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.

16.    Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).

17.    Nonassignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Corporation.

18.    Section 409A.

(a)    To the extent a Participant would otherwise be entitled to any payment or benefit that under this Plan, or any plan or arrangement of the Corporation or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the six (6) month anniversary of the Participant’s date of termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under this Plan shall be deemed to be separate payments, and amounts payable under Section 3 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

(b)    Notwithstanding anything to the contrary in this Plan or elsewhere, any payment or benefit under this Plan or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.

19.    Certain Reductions; Recoupment. Notwithstanding anything herein to the contrary, any payments or benefits payable to a Participant under this Plan shall be subject to reduction to the extent that such payment or benefit would exceed the amount permitted to be paid under the Corporation’s Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements as in effect as of the date of termination or, if earlier, immediately prior to a Change in Control (the “Policy”), as in effect from time to time, and such amounts are not approved by, or are not submitted for the approval of, the Corporation’s shareholders in accordance with such policy. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Corporation as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate. Without limiting the foregoing, if the Corporation reasonably believes that a Participant engaged in fraud, or directly or indirectly caused or contributed to any financial restatement or other irregularity during the performance period to which a cash incentive award paid hereunder relates, the Corporation may require the Participant to repay some or all of such award within three (3) years after the award date.

20.    Continuing Obligations

A Participant’s right to receive and retain the severance payments and other benefits set forth in this Plan shall be contingent on the Participant’s compliance with the terms and conditions of (i) this Plan (including, without limitation the Participant’s obligations under this Section 20), (ii) the Separation Agreement and Release, and (iii) any other additional restrictive covenants to which the Participant is bound under other agreements with the Corporation or other Corporation plans or policies applicable to the Participant, it being understood that to the extent the Participant is subject to any other restrictive covenants that are more restrictive than the Participant’s obligations under this Plan, the most restrictive of such restrictive covenants permitted by law shall apply, and those restrictive covenants are incorporated herein by reference with respect to such Participant and shall remain in full force and effect.

In the event a Participant, directly or indirectly breaches any terms or conditions of this Plan (including, without limitation, this Section 20), the Separation Agreement and Release, or any other additional restrictive covenants to which the Participant is bound under other agreements with the Corporation or other Corporation plans or policies applicable to the Participant (as contemplated in the preceding paragraph), in each case, as determined by the Corporation at its discretion, the Participant will immediately cease participating in this Plan and shall forfeit all rights and benefits under this Plan, including, without limitation, the right to receive any unpaid severance payments and other benefits under the Plan and, may be required to repay to the Corporation any severance payments (including the Pro-rata Annual Incentive Award) and any other benefits already paid or provided to the Participant under this Plan. For the avoidance of doubt, the foregoing remedies are in addition to the injunctive relief set forth in Section 20(h), any remedies set forth under the terms of such other applicable other agreements with the Corporation or other Corporation plans or policies applicable to the Participant, and any other remedies permitted by law.

(a)    Confidential Information. Following a Participant’s Date of Termination, the Participant (i) shall continue to hold in a fiduciary capacity for the benefit of the Corporation all trade secrets and confidential information, knowledge or data relating to the Corporation and its Subsidiaries and their respective businesses and investments (“Confidential Information”), which will have been obtained by the Participant during the Participant’s employment with the Corporation and any of its Subsidiaries and which is not generally available public knowledge (public knowledge does not include Participant or any third party making Confidential Information public), and (ii) shall not, except as may be required or appropriate in connection with carrying out the Participant’s duties, or as permitted by paragraph 20(f) below, divulge or disclose to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Corporation or any of its Subsidiaries or use such secrets or information without the prior written consent of the General Counsel of the Corporation.

(b)    Non-solicitation of employees and customers. For the one year period following a Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(a) above or, for the two year period following a Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(b) above, the Participant shall not, directly or indirectly, (without the prior written consent of the

Corporation) (i) solicit, influence, encourage, induce, recruit or cause any employee of the Corporation or any person who was an employee of the Corporation within the six (6) month period before the Participant’s Date of Termination, to resign from the Corporation or to apply for or accept employment with any Competitive Enterprise; (ii) on behalf of a Competitive Enterprise (defined below) solicit or attempt to solicit any of the Corporation’s clients and/or customers for whom the Participant or the Corporation (a) performed services or (b) actively solicited to perform services during the six (6) month period before Participant’s Date of Termination; or (iii) on behalf of a Competitive Enterprise cause any such customer or client to reduce or terminate their business relationship with the Corporation or otherwise interfere or damage such relationship.

(c)    Non-compete. For the one year period following the Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(a) above, or for the two year period following a Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(b) above, the Participant shall not, directly or indirectly, (without the prior written consent of the Corporation) (i) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise, (ii) transact business on behalf of Competitive Enterprise, or (iii) on behalf of a Competitive Enterprise cause a customer or client of Corporation to reduce or terminate their business relationship with the Corporation or otherwise interfere or damage such relationship. For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) is a member of the Corporation’s competitive peer group as disclosed in the Corporation’s proxy statement that was most recently filed with the Securities and Exchange Commission preceding the Participant’s Date of Termination or (B) is any other business enterprise for whom the Participant would be performing services similar to those performed at the Corporation within the twelve (12) months preceding the Participant’s Date of Termination.

(d)    Non-Disparagement. Subject to Section 20(f) below, following a Participant’s Date of Termination, the Participant shall not, directly or indirectly make, issue, authorize or publish any comments or statements (orally or in writing) to the media, to any individual or entity with whom or which the Corporation, or any of its Subsidiaries has a business relationship, or to any other individual or entity, which disparages, criticizes or otherwise reflects adversely upon the Corporation, any of its subsidiaries, its employees officers or directors.

(e)    Cooperation. Following a Participant’s Date of Termination, Participant agrees to fully cooperate with the Corporation with respect to any past, present or future legal matters that relate to or arise out of the Participant’s employment with the Corporation, subject to reimbursement for actual, appropriate and reasonable out-of-pocket expenses incurred by the Participant.

(f)    Communications with regulators. Nothing in this Plan prohibits Participant or the Corporation from filing a charge or complaint with, reporting possible violations to, or participating or cooperating with the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any other government agency (each, a “Governmental Authority”), nor does anything in this Plan prohibit Participant or the Corporation from making other disclosures that are protected under the provisions of any federal, state or local law or regulation; provided, however, that Participant may not disclose Corporation information that is protected by the attorney-client privilege, except as expressly authorized by law. In addition, this Plan does not prohibit Participant or the Corporation from disclosing Confidential Information (as defined in Section 20(a) above) in any of the following circumstances: (i) where disclosure is required by a court order or subpoena; (ii) where disclosure is necessary in the course of a legal proceeding regarding this Plan (provided appropriate measures are taken to protect such Confidential Information in any public filing); (iii) when necessary to make a report to, or file a charge or complaint with a Governmental Authority; or (iv) when necessary to participate, cooperate, or testify in any investigation or proceeding that is conducted before Governmental Authority. As soon as Participant reasonably believes Participant may have to disclose Confidential Information under the circumstances of clauses (i) or (ii), Participant agrees to promptly notify the Corporation’s General Counsel of the substance and circumstances of the disclosure (unless prohibited by law) so that the Corporation can take timely action to protect its interests. Participant does not need the prior authorization of the Corporation to make any reports or disclosures under the circumstances of clauses (iii) or (iv), and Participant is not required to notify the Corporation that Participant has made such reports or disclosures. Additionally, pursuant to the Federal Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x)(i) in confidence to a Governmental Authority, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (y) to Participant’s attorney in relation to a lawsuit for retaliation against Participant for reporting a suspected violation of law; or (z) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g)    Validity. The potential restrictions on each Participant’s future employment imposed by this Section 20 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Section 20 unreasonable in duration or geographic scope or otherwise, each Participant and the Corporation agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

(h)    Injunctive Relief. In the event of a breach or threatened breach of this Section 20, each Participant agrees that the Corporation will be entitled to injunctive relief in aid of arbitration pursuant to Paragraph 9(b) from a court of appropriate jurisdiction to remedy any such breach or threatened breach.

(i)    Notice to New Employers. Before a Participant accepts employment with any other person or entity while any of Section 20(a), (b) or (c) is in effect, the Participant shall provide the prospective employer with written notice of the provisions of Section 20(a), (b) and (c) and will deliver a copy of the notice to the Corporation.

21.    Effective Date. The Plan shall be effective as of July 13, 2010.

Appendix A

Reduction of Certain Payments by the Corporation

(a)    Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Corporation (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under paragraph (i) and then paragraph (ii) of Section 3(a) or Section 3(b), as applicable, unless an alternative method of reduction is elected by the Participant within thirty (30) days after first becoming eligible to participate in this Plan.

(b)    All determinations required to be made under this Appendix A, including the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Participant within fifteen (15) business days of the receipt of notice from the Corporation or the Participant that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the “Determination”). For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap. Notwithstanding the foregoing, in the event (i) the HRCC shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the HRCC shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation, and the Corporation shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the

Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Corporation and the Participant.

In the event that the Corporation determines that the value of any accelerated vesting of stock options held by the Participant shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), the Participant shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Corporation; provided that the Corporation shall pay on a current basis all reasonable professional fees incurred in the preparation of the Participant’s amended federal income tax return. In the event that amounts payable to the Participant under this Plan were reduced pursuant to paragraph (a) and subsequently the Participant determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Corporation shall pay to the Participant (on the first business day of the calendar month following the month the Option Redetermination is made) any amounts payable under this Plan that were not previously paid solely as a result of the second paragraph of Paragraph (a) up to the Safe Harbor Cap plus interest, from the date the Participant files the amended return as provided above, at the three (3) month Treasury Bill rate.